Exhibit 15.1
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
     We were previously principal accountants for HELLENIC TELECOMMUNICATIONS ORGANIZATION S.A. (“HELLENIC”) and, under the date of June 24, 2008, we reported on the consolidated financial statements of HELLENIC as of and for the years ended December 31, 2007 and 2006 (and the effectiveness of internal controls over financial reporting as of December 31, 2007). On June 26, 2008, we were dismissed. We have read HELLENIC’s statements included under Item 16.F of its Form 20-F, and we agree with such statements, except that we are not in a position to agree or disagree with HELLENIC’s statement that Ernst & Young (Hellas) Certified Auditors Accountants S.A. was not consulted regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on HELLENIC’s consolidated financial statements; or that neither a written report nor oral advice was provided by Ernst & Young (Hellas) Certified Auditors Accountants S. A. that they concluded was an important factor considered by HELLENIC in reaching a decision as to an accounting, auditing or financial reporting issue.
     Very truly yours,
     /s/ KPMG Certified Auditors AE
     KPMG Certified Auditors AE
     June 30, 2009
     Athens, Greece